Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces First Quarter Results

Whippany, New Jersey, February 6, 2020 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its first quarter ended December 28, 2019.

Net income for the first quarter of fiscal 2020 was $40.2 million, or $0.65 per Common Unit, compared to net income of $27.7 million, or $0.45 per Common Unit, in the prior year first quarter.   Excluding the effects of unrealized (non-cash) mark-to-market adjustments on derivative instruments in both years, adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) amounted to $85.4 million for the first quarter of fiscal 2020, compared to $93.3 million in the prior year first quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “While the fiscal 2020 heating season started off with favorable weather and active crop drying demand, unseasonably warm weather dominated the month of December 2019 which negatively impacted customer demand for heating purposes. Nonetheless, our operations personnel continue to do an excellent job managing margins and expenses, and executing on our customer base growth and retention initiatives. On the strategic front, we continue to pursue growth through our new market expansion efforts, as well as through the acquisition of two well-run propane businesses in strategic markets in California and Georgia.  We still have plenty of heating season ahead and our business is very well positioned to meet increased heat-related demand, and to adapt in the event of continued unseasonably warm weather.”

Retail propane gallons sold in the first quarter of fiscal 2020 of 121.2 million gallons decreased 2.3% compared to the prior year first quarter.  According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the first quarter of fiscal 2020 were 4% warmer than normal and 1% warmer than the prior year first quarter.  The warmer temperatures were primarily experienced during the month of December as average temperatures during the month were 10% warmer than normal and 2% warmer than December 2018.

Revenues in the first quarter of fiscal 2020 of $333.9 million decreased $43.2 million, or 11.5%, compared to the prior year first quarter, primarily due to lower retail selling prices associated with lower wholesale product costs and, to a lesser extent, lower propane volumes sold.  Average posted propane prices (basis Mont Belvieu, Texas) for the first quarter of fiscal 2020 were 37.5% lower than the prior year first quarter.   Cost of products sold for the first quarter of fiscal 2020 of $118.6 million decreased $64.0 million, or 35.0%, compared to the prior year first quarter, primarily due to lower wholesale product costs and lower propane volumes sold. Cost of products sold included a $2.8 million unrealized (non-cash) gain in the fiscal 2020 first quarter, compared to a $15.9 million unrealized (non-cash) loss in the prior year first quarter. These unrealized mark-to-market adjustments are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $126.2 million for the first quarter of fiscal 2020 increased $10.2 million, or 8.8%, compared to the prior year first quarter, primarily due to a charge of approximately $5.0 million for the settlement of certain product liability and other legal matters, combined with higher payroll and benefit related costs and higher vehicle costs.

During the first quarter of fiscal 2020, the Partnership closed on two acquisitions of well-run propane operations, located in strategic markets on the east and west coasts, for a total purchase price of $23.4 million, excluding working capital acquired.  Total debt outstanding as of December 2019 was $1,299.5 million, which was $8.3 million lower than December 2018, despite borrowings to fund the two propane acquisitions during the quarter.

As previously announced on January 23, 2020, the Partnership’s Board of Supervisors had declared a quarterly distribution of $0.60 per Common Unit for the three months ended December 28, 2019. On an annualized basis, this distribution rate equates to $2.40 per Common Unit. The distribution is payable on February 11, 2020 to Common Unitholders of record as of February 4, 2020.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through approximately 700 locations in 41 states.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The ability of the Partnership to continue to combat cybersecurity threats to our networks and information technology;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;

•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 28, 2019 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 28, 2019 and December 29, 2018

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended
	December 28, 2019	December 29, 2018
Revenues
Propane	$285,425	$321,360
Fuel oil and refined fuels	25,891	28,909
Natural gas and electricity	8,721	13,404
All other	13,841	13,431
	333,878	377,104

Costs and expenses
Cost of products sold	118,600	182,585
Operating	106,876	99,409
General and administrative	19,274	16,505
Depreciation and amortization	29,274	30,071
	274,024	328,570

Operating income	59,854	48,534
Interest expense, net	19,072	19,488
Other, net	978	1,176

Income before (benefit from) provision for income taxes	39,804	27,870
(Benefit from) provision for income taxes	(359)	151

Net income	$40,163	$27,719

Net income per Common Unit - basic	$0.65	$0.45
Weighted average number of Common Units outstanding - basic	62,142	61,637

Net income per Common Unit - diluted	$0.64	$0.45
Weighted average number of Common Units outstanding - diluted	62,414	61,903

Supplemental Information:
EBITDA (a)	$88,150	$77,429
Adjusted EBITDA (a)	$85,374	$93,340
Retail gallons sold:
Propane	121,151	124,053
Refined fuels	8,437	9,136
Capital expenditures:
Maintenance	$4,385	$3,001
Growth	$8,654	$4,704

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended
	December 28, 2019	December 29, 2018
Net income	$40,163	$27,719
Add:
(Benefit from) provision for income taxes	(359)	151
Interest expense, net	19,072	19,488
Depreciation and amortization	29,274	30,071
EBITDA	88,150	77,429
Unrealized non-cash (gains) losses on changes in fair value of derivatives	(2,776)	15,911
Adjusted EBITDA	$85,374	$93,340

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.